Exhibit 5.1

[Ropes & Gray LLP]

October 13, 2004

Bombardier Recreational Products Inc.

1061 Parent Street

Saint-Bruno, Québec

Canada J3V 6P1

Re:	Registration Statement on Form F-4
SEC File No. 333-116582

Ladies and Gentlemen:

We have acted as counsel to Bombardier Recreational Products Inc., (the “Issuer”) in connection with the Registration Statement on Form F-4 (File No. 333-116582) (the “Registration Statement”) filed by the Issuer and the subsidiary guarantors listed on Schedule I hereto (the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $200,000,000 aggregate principal amount of 8.375% Senior Subordinated Notes due 2013 (the “Exchange Notes”). The Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 8.375% Senior Subordinated Notes due 2013 (the “Original Notes”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of December 18, 2003 (as amended, supplemented or modified through the date hereof, the “Indenture”), among the Issuer, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). Payment of the Exchange Notes will be guaranteed by the Guarantors pursuant to Article 11 of the Indenture and evidenced by a Notation of Guarantee attached to the Exchange Notes (the “Guarantee”).

In connection with this opinion, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of documents and records and have made investigation of fact and examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting our investigation, we have relied, without independent verification, on the accuracy of certificates of public officials, officers and representatives of the Issuer, the Guarantors and other appropriate persons.

In rendering the opinions set forth below, we have assumed that the Indenture is the valid and binding obligation of the Trustee.

The opinions expressed herein are limited to matters governed by the laws of the State of New York and the federal laws of the United States of America. Insofar as the opinions expressed below relate to or are dependent upon matters governed by the laws of other jurisdictions, we have relied, without independent investigation, upon the following:

(i) with respect to the laws of the Province of Quebec and the federal laws of Canada, the opinion of Osler, Hoskin & Harcourt, dated September 22, 2004;

(ii) with respect to the laws of the Province of Nova Scotia, the opinion of Stewart McKelvey Stirling Scales, dated September 27, 2004;

(iii) with respect to the laws of Barbados, the opinion of Chancery Chambers, dated October 12, 2004;

(iv) with respect to the laws of the Grand Duchy of Luxembourg, the opinion of Loyens Winandy, dated October 12, 2004;

(v) with respect to the laws of New South Wales and the applicable laws of the Commonwealth of Australia, the opinion of Minter Ellison, dated October 13, 2004;

(vi) with respect to the laws of Japan, the opinion of Kashiwagi Sogo Law Offices, dated October 13, 2004; and

(vii) with respect to the laws of Mexico, the opinion of Martin, Drought & Torres, dated October 13, 2004.

Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2. When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, and the Guarantees have been duly executed, delivered and attached to the Exchange Notes in accordance with the provisions of the Indenture, the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against each Guarantor in accordance with their terms.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and secured parties, and (ii) general principles of equity.

Bombardier Recreational Products Inc.	-2-	October 13, 2004

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP

Bombardier Recreational Products Inc.	-3-	October 13, 2004

SCHEDULE I

Guarantors

4186524 Canada Inc.

BRP Nova Scotia ULC

BRP US Inc.

BRP Holdings (USA) Inc.

BRP Holding LP

BRP LLC

BRP (Barbados) Inc.

BRP (Luxembourg) 1 S.ar.l.

BRP (Luxembourg) 2 S.ar.l.

BRP (Luxembourg) 3 S.ar.l.

BRP (Luxembourg) 4 S.ar.l.

BRP (Luxembourg) 5 S.ar.l.

BRP Mexico S.A. de C.V.

BRP Australia Pty Ltd.

BRP Japan Ltd.